Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed on or about April 27, 2009 of Microtune, Inc. of our report dated February 22, 2008, with respect to the consolidated financial statements of Microtune, Inc. included in Microtune, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Dallas, Texas
April 27, 2009